EXHIBIT 10.01

License and Access Agreement By and Between Start Fresh
Recovery, Inc. and Fresh Start Private Management Inc.

This License and Access Agreement (the “Agreement”) entered into as of October 2, 2013 is between Start Fresh Recovery, Inc., a California professional medical corporation (“Medical Group”) and Fresh Start Private Management Inc., a California corporation (“Fresh Start”).

Recitals.

Whereas, Trinity RX Solutions, LLC has developed and owns and/or otherwise possesses [exclusive] intellectual property, proprietary and other rights and know-how in a long-acting Naltrexone Implant Product (defined below) which, when administered by a licensed physician, may reduce alcohol cravings in individuals for up to twelve months or more;

Whereas, educational information and treatment results from appropriate health care professionals and from substance abuse counselors employing alcohol addiction counseling programs, communication skills, techniques and assessment and case management protocols developed by Fresh Start, in whole or in part, outside of the United States (collectively, the “Counseling Program”) have shown positive results when individuals both (a) receive an administration of the long-acting Naltrexone Implant Product from their treating physicians, and (b) participate in the Counseling Program which is aimed at bringing about behavioral changes while alcohol cravings are being reduced by the Naltrexone Implant Product;

Whereas, Trinity RX Solutions has developed relationships with one or more independent compounding pharmacies which Trinity RX Solutions has trained and granted exclusive rights to make the proprietary Naltrexone Implant Product (the “Licensed Compounding Pharmacies”), a current list of which is attached hereto as Exhibit A;

Whereas, Trinity RX Solutions has entered into a licensing agreement with Fresh Start pursuant to which Fresh Start has been granted an exclusive license and rights to provide physicians and physician groups with access to and the right to purchase the Naltrexone Implant Product from a Licensed Compounding Pharmacy;

Whereas, Medical Group has been and is engaged in the treatment of patients for alcohol addiction in the Territory (defined below); and

Whereas, Medical Group desires to obtain from Fresh Start access to the Naltrexone Implant Product for the treatment of Medical Group’s patients when Medical Group, in its sole discretion, determines that such treatment is medically indicated and appropriate for particular patients, access to Educational Resources (defined below) and access and the Counseling Program which Medical Group may determine is appropriate to recommend, offer or arrange for its patients, whether or not the patients are administered the Naltrexone Implant Product.

Therefore, in consideration of the above recitals (which are incorporated in full and made a part of this Agreement), the parties hereby agree as follows:

1.	Definitions.

1.1.
“Confidential Information” includes this Agreement as well as other confidential or nonpublic information or know-how provided to a party relating to (i) commercial, technical, or marketing issues relating to the development, manufacture, compounding, supply or sale of the Naltrexone Implant Product, (ii) the Counseling Program, and/or (iii) Educational Resources, except that the term “Confidential Information” does not include any information which:

a) was properly known to the recipient prior to receipt from the disclosing party;
b) was in the public domain at the time of disclosure;
c) becomes part of the public domain through no fault of the receiving party;
d) is lawfully received from a third party with an unrestricted right of further disclosure;
e) is required to be disclosed by law, including regulation, or
f) is independently developed by an employee of recipient having no access to information disclosed hereunder.

As between Fresh Start and Medical Group, any nonpublic or confidential information regarding the Naltrexone Implant Product, the Counseling Program and any Educational Resources which are developed, compiled, or furnished by Fresh Start shall be confidential and proprietary exclusively to Fresh Start.

1.2.
“Educational Resources” means research findings and educational materials, resources and information, developed, in whole or in part by Fresh Start which addresses the most effective uses of the Naltrexone Implant Products in the treatment of alcohol addiction and proprietary elements and know-how associated with employing the Counseling Program with appropriately-trained substance abuse counselors.

1.3.	“Execution Date” means October 2, 2013.

1.4.	“Field” means outpatient procedures to reduce cravings for alcohol.

1.5.	“FOB” means “Free on Board,” as that term is defined in INCOTERMS 2010.

1.6.
“Intellectual Property” means all trademarks, patents, copyrights, and any applications for registration thereof, trade secrets, know-how and other proprietary rights of Fresh Start, whether owned, used, or licensed by Fresh Start relating to commercial, technical, or marketing issues of the Naltrexone Implant Product, the Educational Resources or the Counseling Program.

1.7.
“Naltrexone Implant Product” means a single-administration, long-acting Naltrexone implant that consists of naltrexone formulations in a biodegradable form that is suitable for subcutaneous implantation in a particular patient.

1.8.	“Territory” means the entire County of Orange in the state of California.

1.9.	“Third Party” means any person other than Fresh Start and Medical Group.

2.	Exclusive License and Access.

2.1.
Subject to the terms and conditions of this Agreement, Fresh Start grants Medical Group the exclusive, non-sublicensible and non-transferable rights and license to access Naltrexone Implant Products in such quantities as Medical Group, in its sole discretion, may from time to time order during the term of this Agreement for Medical Group’s practice(s) located within the Territory.  Medical Group accepts such license and understands that only the Licensed Compounding Pharmacies have a right and license from Trinity RX Solutions to make and compound the Naltrexone Implant Product.  Therefore, as a condition to accepting the rights and license hereunder, Medical Group agrees to purchase the Naltrexone Implant Products only from one of the Licensed Compounding Pharmacies.

2.2.
Subject to the terms and conditions of this Agreement, Fresh Start grants Medical Group the exclusive, non-sublicensible and non-transferable rights and license to the Educational Resources and proprietary elements and know-how associated with the Counseling Program which Medical Group may deploy or facilitate for patients of the Medical Group’s practice(s) located within the Territory during the term of this Agreement.

2.3.
Medical Group understands and acknowledges that the Naltrexone Implant Products made available to it under this Agreement are only for Medical Group’s own use with patients identified by Medical Group, only pursuant to a valid prescription issued by an individual who is licensed to prescribe medicine and, as a condition to this license, only as purchased from a Licensed Compounding Pharmacy.  Medical Group shall be prohibited from selling, reselling, distributing or supplying Naltrexone Implant Products supplied pursuant to this Agreement to any individual or entity, whether within or outside of the Territory.

2.4.
This Agreement is non-exclusive to Medical Group. Medical Group understands and acknowledges that Fresh Start and any licensees, sub-licensees, transferees, successors and assigns of Fresh Start may agree to provide access to  Naltrexone Implant Products to any Third Party (whether inside or outside of the Territory and/or the Field) during the Term of this Agreement, as Fresh Start, in its sole discretion, deems appropriate.

2.5.
Medical Group agrees and acknowledges that Trinity RX Solutions requires that the compounding of the Naltrexone Implant Products be performed only by a Licensed Compounding Pharmacy. A listing of Licensed Compounding Pharmacies which have the right to make and compound the Naltrexone Implant Product or any part of it and to supply it to Medical Group is provided in Exhibit A (attached hereto).  As a condition to the rights and licenses granted under this Agreement, Medical Group agrees that it will purchase the Naltrexone Implant Product only from one of the Licensed Compounding Pharmacies.  Medical Group will not purchase the Naltrexone Implant Product from any other compounding pharmacy or source during the term of the Agreement.

2.6.	License Fee.

2.6.1.
In consideration of the rights, licenses and access granted to Medical Group under this Agreement, Medical Group shall pay Fresh Start a license fee at the royalty rate set forth on Exhibit D. The parties acknowledge and agree that such a fee: (a) is and will be commercially reasonable; (b) is and will be the result of arms’ length negotiation of the parties; (c) is and will be consistent with the parties’ respective determinations of the fair market value of the rights and access granted under this Agreement; and (d) was not, and will not be, determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the parties, including, but not limited to, any referrals or business for which payment may be made in whole or in part under Medicare, Medicaid or any other Federal health care programs.  Furthermore, the parties further agree this Agreement is not intended to be and shall not be interpreted or applied as permitting Fresh Start to share in Medical Group’s fees for services rendered by Medical Group, but is acknowledged as the parties’ negotiated agreement as to the fair market value of the price of access to the Naltrexone Implant Product, Educational Resources and Counseling Program. Furthermore, each of the parties has used its independent judgment to arrive at the license fee for access to the foregoing.

2.6.2.
The initial fees for access to Naltrexone Implant Products are set forth in paragraph 2.5.1 and will remain in effect for an entire initial eighteen (18) month period of this Agreement (i.e., 18 months from the Execution Date).

2.6.3.
Following the initial eighteen (18) month period of this Agreement, either Medical Group or Fresh Start may provide the other party with a notice to renegotiate the fee of the Naltrexone Implant Product on the basis that the fee for the Naltrexone Implant Product set forth in paragraph 2.5.1 is no longer consistent with fair market value and only in accordance with paragraph 2.5.4.

2.6.4.	Fee Changes.

2.6.4.1.	If either party proposes a fee change, Medical Group and Fresh Start will negotiate reasonably and in good faith to arrive at a new fee.

2.6.4.2.	No fee change will occur without prior written consent of both parties at least thirty (30) days before such fee change takes effect.

2.6.4.3.
If parties are unable to agree on any such a fee change, then either party may elect to non-renew this Agreement upon sixty (60) days prior written notice, subject to the restrictions of paragraph 3.3, or the parties may mutually agree to terminate the Agreement subject to the restrictions of paragraph 3.4.3.

3.	Term, Renewal, Non-Renewal, and Termination.

3.1.
Initial Term. The initial term of this Agreement will commence upon execution of the Agreement and continue for a period of five (5) years (the “Term”), unless sooner terminated in accordance with paragraph 2.5.4.3 or paragraph 3.4.

3.2.	Renewal Term. This Agreement shall automatically renew on each subsequent year for a one-year term, unless it is terminated earlier in accordance with this Agreement.

3.3.
Non-Renewal. Either Medical Group or Fresh Start may elect to non-renew this Agreement by providing written notice to the other party at least sixty (60) days prior to the current date upon with the term of this Agreement will expire. For example, if the Execution Date is January 1, 2014 and a party wishes to end the Agreement at the conclusion of the initial term, then a written non-renewal notice would be due before November 1, 2016 (at least sixty (60) days prior to expiration of the initial Five (5) year term). Notice, written or otherwise, given less than sixty (60) days prior to the current date upon with the term of this Agreement will expire will be ineffective, unless the parties mutually agree otherwise in writing.

3.4.	Termination. This Agreement may be terminated as follows:

3.4.1.
Termination upon Occurrence of Certain Events. This Agreement may be immediately terminated if either party files a voluntary petition for bankruptcy or reorganization, is the subject of an involuntary petition for bankruptcy, has its affairs placed in the hands of a receiver, or is deemed insolvent by a court of competent jurisdiction.

3.4.2.
Termination Following Breach. Should either party be in material breach of or in non-compliance with any of the terms of this Agreement, the other party may terminate this Agreement by giving written notice of such breach. A material breach shall include a failure to perform any material obligation hereunder, including without limitation, a failure to pay any amount due hereunder or under any purchase order issued hereunder when due, other than amounts which Medical Group disputes in good faith. If the breach is not corrected or compliance not restored within thirty (30) days of the date of such notice, this Agreement may be terminated immediately and automatically at the end of such thirty (30) day period. The failure of either party to provide notice of the breach of any provision hereof will not affect in any way the full right to require performance at any time thereafter; nor will the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

3.4.3.	Termination by Mutual Agreement. The parties may mutually agree in writing to terminate this Agreement at any time.

3.5.	Effect of Termination.

3.5.1.
Upon any termination (including expiration) of this Agreement, each party shall return to the other party all documents and other tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring, or relating to Confidential Information of the other party.

3.5.2.
Termination of this Agreement will not affect rights and obligations of either party that may have accrued prior to the date of termination, or any obligation in paragraph 3.5.1 (return of C.I.), paragraph 4.4 (payment), Section 7 (confidentiality), Section 9 (warranties), Section 10 (indemnification), Section 12 (dispute resolution), Section 13 (arbitration) Section 22 (governing law), and Section 23 (attorney fees).

4.	Orders and Payment.

4.1.
Submission of Copy of Purchase Order.  Each order that Medical Group places with a Licensed Compounding Pharmacy for a Naltrexone Implant Product must be accompanied by properly completed intake and purchase order forms in the forms attached hereto as Exhibits B and C.  Medical Group must submit copies of the intake and purchase order forms to Fresh Start for accurate tracking of the Naltrexone Implant Products accessed pursuant to this Agreement and for payment of the license fee for such access.

4.2.
Invoices and Payment Terms.  Upon receipt of a copy of the intake and purchase order form prepared by Medical Group, Fresh Start will issue to Medical Group an invoice for the license fee and royalty payment due.  Medical Group will pay the applicable license fee, as reflected on each such invoice in full within forty-five (45) days from the date of invoice. Past due balances can be subject to a service charge of 12% per annum, but in no event shall such charge exceed the maximum rate permitted by law.

5.
Educational Resources and Counseling Program. Fresh Start agrees to furnish to Medical Group, at the election of Medical Group and at no additional fee, cost, or expense, access to the Educational Resources and the Counseling Program. The availability of Educational Resources and the Counseling Program shall not be conditioned, in whole or in part, on the volume or value of Medical Group’s purchase of Naltrexone Implant Products as contemplated by this Agreement.

6.	Ownership of Intellectual Property.

6.1.
This Agreement transfers no Intellectual Property or other rights in the Naltrexone Implant Product, Educational Resources, Counseling Program or Fresh Start Confidential Information to Medical Group. As between Fresh Start and Medical Group, any such Intellectual Property or other rights will be and remain the sole and exclusive property and/or rights of Fresh Start.

6.2.
Any improvements made or discovered by Fresh Start during the Term of this  Agreement shall remain the property of Fresh Start and all industrial and Intellectual Property rights of any kind in relation to such improvements, including the right to patents, registered or other designs, copyrights, trademarks or trade names and any other Confidential Information, shall remain the property of Fresh Start.

7.	Confidential Information.

7.1.
Each of the Parties agrees that it will not disclose any Confidential Information of the other Party that it may acquire at any time during the Term of this Agreement without the prior written consent of such Party and that it shall use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such Confidential Information including requiring its employees, consultants, or agents to enter into similar confidentiality agreements in relation to such Confidential Information.

7.2.
Notwithstanding paragraph 7.1, if any party is required to file this Agreement with the Securities and Exchange Commission or another applicable securities regulatory authority, that party must seek confidential treatment for any provisions of this Agreement that either party believes would disclose trade secrets, confidential commercial, or financial information and thereby impair the value of the contractual rights represented by this Agreement or provide detailed commercial and financial information to competitors or other persons.

7.3.	The obligations undertaken by each Party under this Section 7 shall continue in force for a period of five (5) years following the termination or expiration of this Agreement.

8.
Exclusions. Notwithstanding Fresh Start’s providing access to the Naltrexone Implant Products, Educational Resources or Counseling Program to Medical Group on a non-exclusive basis in the Territory and in the Field pursuant to this Agreement:

8.1.
Medical Group shall be solely responsible for and shall have complete and exclusive authority, responsibility, supervision, and control over its medical practice, the treatment of Medical Group’s alcohol-dependent patients and any decision to prescribe the Naltrexone Implant Products to any of Medical Group’s patients or to refer any patient to the Counseling Program.

8.2.
Medical Group shall be solely responsible for all charges or fees associated with the purchase of the Naltrexone Implant Products from the Licensed Compounding Pharmacies. All fees paid by Medical Group will be netted out and reflected on invoices from Fresh Start. Fresh Start is neither selling nor re-selling the Naltrexone Implant Products to Medical Group.

8.3.
 All diagnoses, treatments, procedures and other medical and professional health care services and decisions pertaining to Medical Group’s patients or their care shall be provided and performed exclusively by or under the supervision of appropriate Medical Group health care professionals, as they, in their sole discretion, deem appropriate.

8.4.
For avoidance of doubt, Fresh Start shall neither possess nor exercise any control or supervision over Medical Group, the provision of medical care or treatment to patients of Medical Group or any clinical decision-making by Medical Group or its health care professionals.

8.5.	Fresh Start shall not interfere in any way with the exercise of the professional medical judgment of Medical Group or the health care professionals working for Medical Group.

8.6.	Fresh Start shall not arrange for, advertise, or provide any medical services in connection with Medical Group’s professional medical practice.

9.	Warranty and Limitation of Liability.

9.1.
Each party represents and warrants to the other that it is a corporation validly existing under the laws of its jurisdiction of organization with the power to own all of its properties and assets and to carry on its business as it currently is being conducted.

9.2.
Each party further represents and warrants to the other that this Agreement (a) has been duly authorized, executed, and delivered by it, and (b) constitutes a valid, legal, and binding agreement enforceable against it in accordance with its terms.

9.3.	EXCEPT FOR THESE WARRANTIES, FRESH START WILL MAKE NO WARRANTY, EXPRESSED OR IMPLIED, AND EXPRESSLY DISCLAIMS AND EXCLUDES ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

9.4.
Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9 IS INTENDED TO OR SHALL LIMIT OR RESTRICT DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN SECTION 7 OF THIS AGREEMENT OR IN RESPECT OF INDEMNIFICATION AGAINST CLAIMS MADE BY THIRD PARTIES IN SECTION 10.

10.	Indemnification.

10.1.
By Fresh Start. Fresh Start shall defend, indemnify and hold Medical Group harmless from and against any and all losses, damages, liabilities, costs and expenses (including the reasonable costs and expenses of attorneys and other professionals) (collectively “Losses”) incurred by Medical Group as a result of any claim, demand, action or other proceeding (each, a “Claim”) by a Third Party, to the extent such Losses arise out of: (a) an alleged or actual infringement or misappropriation of an Intellectual Property right in connection with the use, handling, promotion, marketing, distribution, sale, or offering for sale of the Naltrexone Implant Product (provided that Medical Group accesses the Naltrexone Implant only as permitted under this Agreement), the Educational Resources or the Counseling Program; or (b) Fresh Start’s breach of this Agreement, to the extent that such Losses are not due to Medical Group’s gross negligence or willful misconduct.

10.2.
By Medical Group. Medical Group shall defend, indemnify and hold Fresh Start, and its directors, officers and employees, harmless from and against any and all Losses incurred by Fresh Start as a result of any Claim by a Third Party, to the extent such Losses arise out of: (a) the use, handling, promotion, marketing, distribution, sale, or offering for sale of the Naltrexone Implant Product or Educational Resources by Medical Group, to the extent not covered by paragraph 10.1; or (b) Medical Group’s breach of this Agreement, to the extent that such Losses are not due to Fresh Start’s gross negligence or willful misconduct.

10.3.	Expenses. As the parties intend complete indemnification, all costs and expenses of enforcing any provision of this Section 10 shall also be reimbursed by the Indemnitor (defined below).

10.4.
Procedure. The party intending to claim indemnification under this Section 10 (an “Indemnitee”) shall promptly notify the other party (the “Indemnitor”) of any Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof whether or not such Claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, unless Indemnitor does not assume the defense, in which case the reasonable fees and expenses of counsel retained by the Indemnitee shall be paid by the Indemnitor. The Indemnitee, and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any Claim. The Indemnitor shall not be liable for the indemnification of any Claim settled or compromised by the Indemnitee without the written consent of the Indemnitor.

11.
Insurance. Medical Group shall at its cost obtain and maintain professional and general liability insurance coverage in the amount of $2,000,000 in relation to the Naltrexone Implant Product. At the request of Fresh Start from time to time, Medical Group shall furnish Fresh Start with certification of insurance evidencing that insurance and shall provide at least thirty (30) days prior written notice to Fresh Start of any cancellation of or decrease in the amount of coverage provided by any such policy.

12.	Dispute Resolution.

12.1.
The parties shall attempt in good faith to resolve any controversy or claim that may arise concerning their respective rights and obligations under this Agreement by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include with reasonable particularity (a) a statement of each party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within thirty (30) days after delivery of the notice, the executives of both parties shall meet at a mutually acceptable time and place.

12.2.
Unless otherwise agreed in writing by the negotiating parties, the above-described negotiation shall end at the close of the first meeting of executives described above (“First Meeting”). Such closure shall not preclude continuing or later negotiations, if desired.

12.3.
All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by any of the parties, their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.

12.4.
At no time prior to the First Meeting shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by mutual agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of paragraph 12.1 above.

12.5.
All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in paragraphs 12.1 and 12.2 above are pending and for fifteen (15) calendar days thereafter. The parties will take such action, if any, required to effectuate such tolling.

13.	Arbitration.

13.1.
The parties agree that any controversy or claim arising out of or relating to this Agreement or the applicability of this Section 13 that is not resolved pursuant to Section 12 will be determined by binding arbitration in accordance with the existing Commercial Arbitration rules of the American Arbitration Association.

13.2.
Unless the parties agree otherwise the number of arbitrators will be three, each of whom will be appointed by the American Arbitration Association. One arbitrator must be a lawyer, the second must be an expert in financial matters, and the third must have expertise in the compounding of medical products. Prior to the commencement of hearings, each of the arbitrators appointed must provide an oath or undertaking of impartiality.

13.3.	The place of arbitration will be Los Angeles, California, or any other place selected by mutual agreement of the parties.

13.4.	The cost of any such arbitration will be divided equally between Medical Group, on the one hand, and Fresh Start, on the other hand, with each party bearing its own attorneys' fees and costs.

13.5.
With respect to any award rendered in connection with an arbitration pursuant to Section 13, the parties expressly agree (a) that such order shall be conclusive proof of the validity of the determination(s) of the arbitrators underlying such order; and (b) any federal court sitting in Los Angeles, California, or any other court having jurisdiction, may enter judgment upon and enforce such order, whether pursuant to the U.S. Arbitration Act, or otherwise.

14.
Relationship of the Parties. Fresh Start and Medical Group are independent entities contracting for the sole purpose of carrying out the provisions of this Agreement. The relationship between Fresh Start and Medical Group that is created by this Agreement shall be that of licensor and licensee.  Neither party is in any way the legal representative or agent of the other nor authorized or empowered to assume any obligation of any kind (implied or expressed) on behalf of the other party. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture or partnership of any kind, or otherwise as allow either party to exercise control or direction over the manner or method by which the other party performs the services and activities comprising its business. In addition, the parties agree that:

14.1.
Nothing in this Agreement is or will be intended to, or should be construed or interpreted as, limiting in any manner the right and responsibility of Medical Group in the exercise of Medical Group’s independent professional judgment concerning the appropriateness of care and treatment furnished to Medical Group’s patients.

14.2.
Fresh Start and Medical Group acknowledge and agree that the benefits to Medical Group from this Agreement do not require, are not payment for, and are not in any way contingent upon any referral to Fresh Start or any other arrangement for the provision of any item or service offered by Fresh Start.

15.	Compliance with Law / Severability.

15.1.
It shall be the responsibility of Fresh Start and Medical Group, respectively, to comply with all laws and follow all procedures in connection with their performance of this Agreement and the actions contemplated hereby.  It is further agreed that neither Party shall be obligated to carry out or to perform any terms of this Agreement if such term shall constitute a violation of any law or regulation of any governmental authority whether local, national or international.

15.2.
If, at any time during the Term of this Agreement, any provision of such agreement shall be held to be invalid or unenforceable in any respect, such provision shall be enforced to the fullest extent permitted by law, and to the extent severable, the other terms of this Agreement that do not violate any other law or regulation of any governmental authority shall continue in full force and effect and the parties shall use all reasonable efforts to re-negotiate and amend this Agreement so that the performance of this Agreement as so amended will not involve any such violation.

15.3.
If, at any time during the Term of this Agreement, the contents or validity of such agreement is challenged by any governmental authority under applicable federal or state law, or legal counsel for either party advises that a violation of applicable law has occurred, or will occur, as a result of this Agreement or the parties’ relationship thereunder (in any case, an “Adverse Legal Determination”), the parties agree to negotiate in good faith to revise, reform and/or restructure this Agreement and the relationship between the parties in order to fully eliminate or avoid the Adverse Legal Determination while attempting to preserve, to the maximum extent possible, the underlying economic and financial arrangements between the parties.

15.4.
If the Parties are unable to reach mutual agreement on how to revise, reform or restructure this Agreement or their relationship as necessary to eliminate or avoid the Adverse Legal Determination within forty-five (45) days after learning of such Adverse Legal Determination, then this Agreement shall terminate immediately and automatically at the end of said 45-day period without the need for any further action on the part of either party.

16.
Execution of All Necessary Additional Documents. Each party agrees that it will forthwith upon the request of the other party execute and deliver all such instruments and agreements and will take all such other actions as the other party may reasonably request from time to time in order to effect the provisions and purposes of this Agreement.

17.
Assignment. A mutually agreed consideration for Fresh Start’s entering into this Agreement is the reputation, goodwill honored and enjoyed by Medical Group under Medical Group’s present ownership, and, accordingly, Medical Group agrees that Medical Group’s rights and obligations under this Agreement may not be transferred or assigned (directly, indirectly or by operation of law) without the prior written consent of Fresh Start, which consent may be refused or conditioned in Fresh Start’s sole discretion. Fresh Start may freely assign and otherwise transfer this Agreement, or any right or obligation of Medical Group hereunder, without obtaining the written consent of Medical Group. Any attempted assignment not in accordance with this Section 17 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

18.
Force Majeure. No party will be responsible to the other under this Agreement for failure or delay in performing any obligations under this Agreement, other than payment obligations, due to factors beyond its control, including without limitation any war, fire, earthquake, or other natural catastrophe, or any act of God, but excluding labor disputes involving all or any part of the work force of that party (each such factor, an “Event of Force Majeure”). Upon the occurrence of an Event of Force Majeure, the party failing or delaying performance shall promptly notify the other party in writing, setting forth the nature of the occurrence, its expected duration, and how that party's performance is affected. Any party subject to an Event of Force Majeure shall use commercially reasonable efforts to resume performing its obligations under this Agreement as soon as practicable. If an Event of Force Majeure occurs, the affected party will be excused from performing and the time for performance will be extended as long as that party is unable to perform as result of the Event of Force Majeure.

19.
Waiver. The failure to insist upon strict adherence to one-or-more of all of the provisions of this Agreement on any one or more occasions shall not be construed as a waiver, nor shall such course of action deprive a party of the right thereafter to require strict compliance with same.

20.
Entire Agreement. This Agreement is the entire agreement between the parties and supersedes all prior agreements and understandings between the parties (whether oral or written) relating to the subject matter hereof. No amendments or modifications of the terms of this Agreement, including any conflicting or additional terms contained in any purchase order, acknowledgement form, or other written document submitted by either party, shall be binding on either party, unless reduced to writing and signed by duly authorized representatives of both parties, or, in the case of waiver, signed by the party against whom such waiver is construed.

21.
Conflicts. To the extent that any provision of any purchase order, invoice, or any other document, or the terms of any of Fresh Start’s or Medical Group’s general policies, procedures, or catalogs, conflict with or materially alter any term of this Agreement, this Agreement shall govern and control.

22.
Governing Law. The laws of the state of California, without regard to conflicts of law principles, will govern this Agreement and its subject matter, construction, and the determination of any rights, duties, or remedies of the parties arising out of or relating to this Agreement, its subject matter, or any of the transactions contemplated by this Agreement.

23.
Attorney Fees. In the event of any litigation arising out of this Agreement, the prevailing party in any such litigation shall be entitled to recover its reasonable attorney fees and costs and expenses of litigation from the non-prevailing party as shall be approved by a court.

24.
Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or three (3) days after the date of mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as set forth below, or one (1) day following traceable delivery to a nationally recognized overnight delivery service with instructions for overnight delivery:

To Medical Group:	To Fresh Start:
Mr. Tom Welch Start Fresh Alcohol Recovery Clinic Inc. 720 North Tustin Avenue, #206 Santa Ana, CA 92705	Mr. Brady Granier Fresh Start Private Management Inc. 601 North Parkcenter Drive, #103 Santa Ana, CA 92705

Any party may change its address for purposes of this Section 24 by giving the other party written notice of the new address in the manner set for the above.

25.	Counterparts. This Agreement may be executed in counterparts both of which shall be deemed originals. Captions are intended for convenience of reference only.

26.
Joint Preparation. Each party to this Agreement (a) has participated in the preparation of this Agreement; (b) has read and understands this Agreement; and (c) has been represented by counsel of its own choice in the negotiation and preparation of this Agreement. Each party represents that this Agreement is executed voluntarily and should not be construed against any party hereto solely because it drafted all or a portion hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

	START FRESH RECOVERY, INC.		FRESH START PRIVATE MANAGEMENT INC.

By:		By:
Name:		Name:
Title:		Title:

By:
Name:
Title: